Skadden, Arps, Slate, Meagher & Flom LLP
                                919 Third Avenue
                            New York, New York 10022




                                                                  March 19, 1998



Fisher Scientific International Inc.
Liberty Lane
Hampton, NH  03842




                           Re: Fisher Scientific International Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

                  We have acted as special counsel to Fisher Scientific International Inc., a Delaware corporation (the "Company"), in connection with the public offering of $400,000,000 aggregate principal amount of the Company's 9% Senior Subordinated Notes due 2008 (the "Notes"). The Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 9% Senior Subordinated Notes due 2008 of the Company (the "Old Notes") under an Indenture dated as of January 21, 1998 (the "Indenture"), by and among the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"), as contemplated by the Registration Rights Agreement dated January 21, 1998 (the "Registration Rights Agreement"), by and among the Company, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities Inc.

                  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

Fisher Scientific International Inc.
March 19, 1998
Page 2




                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission (the "Commission") on March 18, 1998 under the Act (the "Registration Statement"); (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture; (iv) the Restated Certificate of Incorporation of the Company, as amended to date; (v) the By-Laws of the Company, as amended to date; (vi) certain resolutions adopted by the Board of Directors of the Company relating to the Exchange Offer, the issuance of the Old Notes and the Notes, the Indenture and related matters; (vii) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and (viii) the form of the Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Fisher Scientific International Inc.
March 19, 1998
Page 3

                  Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law.

                  Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  In rendering the opinions set above, we have assumed that the execution, authentication and delivery by the Company of the Notes do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or its properties is subject (except that we do not make the assumption set forth in this clause (i) with respect to the Company's Restated Certificate of Incorporation, the Company's By-Laws, the Indenture, or the Registration Rights Agreement), (ii) any law, rule, or regulation to which the Company is subject (except that we do not make the assumption set forth in this clause (ii) with respect to the Delaware General Corporation Law and those laws, rules and regulations of the State of New York and the United States of America, in each case, which, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer (other than the United States federal securities laws, state securities or Blue Sky laws, antifraud laws and the rules and regulations of the National Association of Securities Dealers, Inc.), but without our having made any special investigation with respect to any other laws, rules or

Fisher Scientific International Inc.
March 19, 1998
Page 4



regulations), (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                            Very truly yours,


                                            /s/ Skadden, Arps, Slate
                                                     Meagher & Flom LLP
                                            ------------------------------------